Exhibit 99.1

Onstream Media Corporation Reports First Quarter Fiscal 2012 Results

-- Continuation of Revenue Records and Positive Cash from Operating Activities (before changes in working capital) --

POMPANO BEACH, FL, February 21, 2012 – Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing, reported today its financial results for the first quarter of fiscal 2012, the three months ended December 31, 2011.

Financial Highlights

•        Revenues for the three months ended December 31, 2011 topped $4.5 million, representing a 6.5% increase from the first quarter of fiscal 2011. The fiscal 2012 first quarter revenues represented a record high as compared to any previous fiscal first quarter. It also represented the sixth consecutive quarter of our revenues exceeding revenues for the corresponding quarter of the previous fiscal year.

•       Cash flow from operating activities (before changes in current assets and liabilities) for the three months ended December 31, 2011 was approximately $110,000, compared to cash used in operating activities of approximately $127,000 for the three months ended December 31, 2010. This is only the second time in our company’s history that we have achieved a positive operating cash flow result for our first fiscal quarter.

•       Gross margin of approximately $3.0 million for the three months ended December 31, 2011, representing 65.7% of total revenues, was an increase of 5.0% as compared to the year-ago quarter.

•       Onstream’s net loss for the three months ended December 30, 2011 was approximately $653,000, a 27.3% decrease as compared to a net loss of approximately $898,000 for the first quarter of fiscal 2011. These losses included non-cash expenses for depreciation and amortization (approximately $357,000 and $386,000, for the three months ended December 31, 2011 and 2010, respectively) as well as other non-cash expenses, which are discussed in more detail below.

Financial Discussion

Consolidated revenues for the three months ended December 31, 2011 topped $4.5 million, representing an increase of $277,000, or 6.5%, over our revenues for the three months ended December 31, 2011 and primarily due to higher sales from the Company's Audio and Web Conferencing Services Group. Consolidated revenues for the three months ended December 31, 2011 also represented an increase of $165,000, or 3.8%, over our revenues for the immediately preceding quarter, the three months ended September 30, 2011.

Audio and Web Conferencing Services Group revenues were approximately $2.5 million for the three months ended December 31, 2011, an increase of approximately $216,000, or 9.4%, from the corresponding period of the prior fiscal year and primarily a result of increased audio conferencing revenues in the Infinite division. The Infinite division’s revenues of approximately $2,012,000 for the first quarter of fiscal 2012 represented a new record high for that division, surpassing the previous high which was just set in the immediately preceding quarter, the fourth quarter of fiscal 2011.

Digital Media Services Group revenues were approximately $2.0 million for the three months ended December 31, 2011, an increase of approximately $61,000, or 3.1%, from the corresponding period of the prior fiscal year, primarily due to an increase in webcasting division revenues.

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Onstream’s net loss for the three months ended December 30, 2011 of approximately $653,000 included approximately $763,000 of non-cash items (non-cash expenses, net of non-cash income), resulting in $110,000 positive cash flow from operating activities (before changes in current assets and liabilities) for that period. The primary non-cash expenses included in that net loss were depreciation and amortization and certain items (employee compensation, professional fees and interest) paid with equity.

The $110,000 positive cash flow from operating activities (before changes in current assets and liabilities) for the three months ended December 31, 2011 represented an improvement of approximately $237,000, as compared to cash used in operating activities of approximately $127,000 in the corresponding quarter of the previous fiscal year. This was only the second time in our company’s history this measurement has been positive for the first fiscal quarter.

Onstream’s first quarter fiscal 2012 net loss of approximately $653,000, or $(0.06) per share was based on 11.9 million weighted average shares outstanding and represented a 27.3% decrease from the first quarter fiscal 2011 net loss of approximately $898,000 or $(0.10) per share, which was based on 8.7 million weighted average shares outstanding.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “We are pleased that we were able to accomplish new revenue records in the most recently completed fiscal quarter, continuing such records achieved over our past five quarters. Our first quarter fiscal 2012 revenues represented 6.5% growth versus the same quarter of the previous year and 3.8% growth over our revenues for the immediately preceding quarter, the three months ended September 30, 2011. Looking forward to the remainder of fiscal 2012, we believe that our core businesses, including conferencing and webcasting services, will continue to drive our revenue growth.”

Mr. Selman added, “We were also pleased to report positive cash flow from operating activities (before changes in current assets and liabilities) of $110,000 for the three months ended December 31, 2011, which is only the second time in our company’s history that we have achieved a positive operating cash flow result for our first fiscal quarter This is of course coming after we reported our first full fiscal year - 2011 - having positive cash provided by operating activities (before changes in current assets and liabilities). Addressing cash flow going forward, based on our results for the year ended September 30, 2011 and for the quarter ended December 31, 2011 and expense reductions already implemented by us that will affect fiscal 2012, we have estimated that even with no increase from historic revenue levels our operations would result in sufficient cash flow to adequately fund all but approximately $515,000 of our anticipated ongoing cash expenditures through September 30, 2012, including capital expenditures and debt service. Since we expect to see year-over-year increases in gross margin exceeding that amount for the remaining nine months of fiscal 2012, we expect our operations to cover all of our cash requirements for the next fiscal year, although we may still choose to accept additional financial investment in the company if necessary to finance worthy initiatives.”

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Teleconference

Management will hold a conference call on Wednesday, February 22, 2012 at 4:30 p.m. ET to discuss its financial results for the three months ended December 31, 2011, as well as provide an outlook for the remainder of fiscal 2012. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=85337 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=85337.

About Onstream Media

Onstream Media Corporation (NASDAQ:ONSM) is a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Media Relations:	Investor Relations:
Chris Faust	Jeff Ramson
FastLane Communications	ProActive Newsroom
973-582-3498	212-828-7373
cfaust@fast-lane.net	jramson@proactivecrg.com

Financial Tables Follow

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,
	2011	2010
	(unaudited)
REVENUE:
Audio and web conferencing	$ 2,011,701	$ 1,809,460
Webcasting	1,499,954	1,454,837
DMSP and hosting	472,957	488,809
Network usage	479,445	465,120
Other	50,060	19,027
Total revenue	4,514,117	4,237,253

COSTS OF REVENUE:
Audio and web conferencing	645,511	600,107
Webcasting	431,997	359,277
DMSP and hosting	239,794	221,505
Network usage	216,345	208,706
Other	13,441	21,639
Total costs of revenue	1,547,088	1,411,234

GROSS MARGIN	2,967,029	2,826,019

OPERATING EXPENSES:
General and administrative:
Compensation	1,995,876	2,110,509
Professional fees	606,235	541,925
Other	521,735	530,814
Depreciation and amortization	356,508	386,197
Total operating expenses	3,480,354	3,569,445

Loss from operations	(513,325)	(743,426)

OTHER EXPENSE, NET:
Interest expense	(182,848)	(300,340)
Gain from adjustment of derivative liability to fair value	23,051	138,661
Other income, net	20,284	7,412

Total other expense, net	(139,513)	(154,267)

Net loss	$ (652,838)	$ (897,693)

Loss per share – basic and diluted:

Net loss per share	$ (0.06)	$ (0.10)
Weighted average shares of common stock outstanding – basic and diluted	11,852,414	8,742,092

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2011 (unaudited)	September 30, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 408,547	$ 290,865
Accounts receivable, net of allowance for doubtful accounts	2,375,288	2,453,390
Prepaid expenses	491,449	580,185
Inventories and other current assets	137,901	139,099
Total current assets	3,413,185	3,463,539
PROPERTY AND EQUIPMENT, net	2,721,714	2,714,676
INTANGIBLE ASSETS, net	662,811	785,927
GOODWILL, net	10,696,948	10,696,948
OTHER NON-CURRENT ASSETS	104,263	104,274
Total assets	$ 17,598,921	$ 17,765,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,771,776	$ 1,573,703
Accrued liabilities	1,203,234	1,193,473
Amounts due to directors and officers	472,171	396,392
Deferred revenue	82,886	96,437
Notes and leases payable – current portion, net of discount	1,614,694	1,533,966
Convertible debentures, net of discount	729,890	407,790
Total current liabilities	5,874,651	5,201,761
Notes and leases payable, net of current portion and discount	9,787	11,962
Convertible debentures, net of discount	666,379	1,031,870
Detachable warrants, associated with sale of common shares and Series A-14 Preferred	165,160	188,211
Total liabilities	6,715,977	6,433,804

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 35,000 issued and outstanding	3	3
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 420,000 issued and outstanding	42	42
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 11,889,665 and 11,779,521 issued and outstanding, respectively	1,188	1,177
Additional paid-in capital	140,497,369	140,291,514
Unamortized discount	(109,179)	(146,418)
Accumulated deficit	(129,506,479)	(128,814,758)
Total stockholders’ equity	10,882,944	11,331,560
Total liabilities and stockholders’ equity	$ 17,598,921	$ 17,765,364

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